Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Post-Effective Amendment No. 1 on Form S-8 Nos. 333-265718, 333-264943, 333-255261, 333-249993, and 333-235515) pertaining to the Tempest Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan, Tempest Amended and Restated 2019 Equity Incentive Plan, and Millendo 2019 Equity Incentive Plan of our report dated March 22, 2023, with respect to the consolidated financial statements of Tempest Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
November 17, 2023